Exhibit 10.10

Watson Wyatt & Company

Senior Officers Deferred Compensation Plan

Amended and Restated Effective July 1, 2008

1. Purpose

The purpose of the Watson Wyatt & Company Senior Officers Deferred Compensation Plan (the “Plan”) is to preserve Watson Wyatt & Company’s tax deduction for compensation in excess of $1,000,000 which is otherwise lost under section 162(m) of the Internal Revenue Code. The Plan is hereby amended and restated effective as of July 1, 2008 to comply with the requirements of Section 409A of the Internal Revenue Code, and shall be interpreted accordingly.

2. Administration

The Plan shall be administered by the Compensation and Stock Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have sole and complete authority to interpret the terms and provisions of the Plan and to delegate various administrative tasks to appropriate officers and employees of the Company.

3. Eligibility

The chief executive officer and the other three highest compensated officers as disclosed in the proxy (other than the chief financial officer) shall participate in the Plan if their Applicable Employee Remuneration (as defined in section 162(m)(4) of the Internal Revenue Code) is reasonably expected to exceed $1,000,000. Such persons shall be collectively referred to as the “Participant” or “Participants” as the case may be.

4. Requirement to Defer

If a Participant’s Applicable Employee Remuneration exceeds $1,050,000 for a fiscal year, the amount in excess of $1,000,000 will be deferred. Amounts deferred under this Paragraph 4 shall be referred to as the “Deferred Amounts.”  The provisions of this Plan regarding the requirement to defer amounts pursuant to Paragraph 5 specifically override any contrary provision in any plan, program, arrangement or agreement of the Company that would require or permit an earlier payment of the Deferred Amounts.  The Deferred Amount for a Participant during a fiscal year shall be determined pursuant to this Section 4, but the Committee shall determine the items of compensation from which such Deferred Amount shall be taken.

5. Establishment of Deferred Compensation Account

At the time of the Participant’s initial deferral pursuant to Paragraph 4, the Company shall establish a memorandum account (a “Deferred Compensation Account”) for such Participant on its books. Deferred Amounts shall be credited to the Deferred Compensation Account at the time the Deferred Amounts would have been paid to the Participant if no deferral were made. Additions as provided in Paragraph 6, below; shall be credited to the Participant’s Deferred Compensation Account as of the last day of each month.

6. Additions to Deferred Amounts

The Plan shall offer a minimum of three Investment Options including an interest factor equal to the prime rate of interest as reported by the Company’s bank from time to time. A Participant’s Deferred Compensation Account shall be deemed to be invested in the Investment Options the Participant has selected and may thereafter be changed in accordance with policies and procedures developed by the Committee.  If the Committee so determines, one of the Investment Options may consist of a deemed investment in Company common stock, and distributions pursuant to Paragraph 7 of amounts invested therein may be in the form of such stock if so determined by the Committee and permitted by applicable law.

7. Payment of Deferred Amounts

                (a)           Except as otherwise provided in subparagraph (b) below, the balance in the Participant’s Deferred Compensation Account shall be paid to the Participant on the six-month anniversary of the Participant’s termination of employment with the Company (or, if the Participant is not a “specified employee” (as determined pursuant to Section 409A of the Internal Revenue Code) at the time of such termination, the payment shall be made as soon as reasonably practicable following the Participant’s termination of employment).  Payments shall in all events be in a lump sum, subject to all applicable tax withholdings.

Notwithstanding the foregoing, in the event of the Participant’s death, payment of the balance in the Participant’s Deferred Compensation Account shall be made in a lump sum as soon as reasonably practicable following the Participant’s death to the beneficiary designated by the Participant in writing and delivered to the Committee, or if none, to the Participant’s estate.

                (b)           Notwithstanding paragraph (a), a Participant shall receive the balance in the Deferred Compensation Account as soon as practical after the occurrence of a Change in Control of the Company.  The term “Change in Control” shall mean a Change in Control of a nature that would be required to be reported, by persons or entities subject to the reporting requirements of Section 14(a) of the Securities and Exchange Act of 1934 (the 1934 Act) in response to item 6(e) of Schedule 14A of Regulation 14A, or successor provisions thereto, as in effect on the date hereof; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (1) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13(d)—3 issued under the 1934 Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or, if, (2) at any time during any period of two consecutive fiscal years, individuals who at the beginning of such period constitute the board of directors of the Company cease for any reason to constitute at least the majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period; or if (3) the Company is merged into or consolidated with another entity, as a result of which the shareholders of the Company immediately prior to such merger or consolidation own less than 75% of the voting interest in the surviving entity or the parent of the surviving entity.  Notwithstanding the foregoing, an event shall not constitute a Change in Control for purposes of the Plan unless it also qualifies as a change in change in ownership of the Company or a change in the effective control of the Company, each as determined pursuant to Section 409A of the Internal Revenue Code.

8. Participant Reports

The Committee shall provide a statement to the Participant at least annually concerning the status of his/her Deferred Compensation Account.

9. Transferability of Interests

All Deferred Compensation Accounts shall be merely bookkeeping entries. Any assets which may be reserved to pay benefits hereunder, shall be considered as general assets of the Company for use as it deems necessary and shall be subject to the claims of the Company’s creditors.

The rights and interests of a Participant shall be solely those of a general creditor of the Company and such Participant’s rights and interests may not be anticipated, assigned, pledged, transferred or otherwise encumbered or disposed of except in the event of the death of the Participant, and then only by will or the laws of descent and distribution.

10. Conditions of Employment Not Affected by the Plans

The establishment and maintenance of the Plans will not be construed as conferring any legal rights upon any person to the continuance of his/her employment with the Company or any of its subsidiaries, nor will the Plans interfere with the rights of the Company or any of its subsidiaries to discharge any person from its employ.

11. Amendment, Suspension and Termination

The Company by action of its Board of Directors or the Committee may amend, suspend or terminate the Plan or any portion thereof in such manner and to such extent as it may deem advisable and in the best interests of the Company. No amendment, suspension and termination shall alter or impair any Deferred Compensation Accounts without the consent of the Participant affected thereby.

12. Unfunded Obligation

The Plan shall not be funded, and no trust, escrow or other provisions shall be established to secure payments due under the Plan. A Participant shall be treated as a general, unsecured creditor of the Company at all times under the Plan.

13. Applicable Law

The Plan will be construed and enforced according to the laws of Maryland and all provisions of the Plan will be administered accordingly.

14. Severability

If any provision of this Plan is declared to be invalid or unenforceable, such provision shall be severed from this Plan and the other provisions hereof shall remain in full force and effect.

15. Effective Date

This amendment and restatement of the Plan shall be effective July 1, 2008.